                                                                  Exhibit (c)(2)

                             Pathmark Stores, Inc.

                               February 1, 1999

Mr. John Sheehan
c/o Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

                              Employment Agreement
                              --------------------


Dear Mr. Sheehan:

          The following sets forth the agreement between Pathmark Stores, Inc. (the "Company") and you regarding the terms and conditions of your employment as an officer and employee of the Company during the Term.

          1.   Term of Employment Under the Agreement.  The term of this
               --------------------------------------
Agreement (the "Term") shall commence on February 1, 1999 (the "Effective Date") and shall continue until the second anniversary of the Effective Date; provided, however, that, commencing on February 1, 2000 and on each successive February 1/st/ thereafter (each a "Renewal Date"), the Term shall automatically extend for one additional year, unless at least thirty days prior to the next Renewal Date the Company has delivered to you or you have delivered to the Company written notice of the desire not to extend the Term. For purposes of this Agreement, "Fiscal Year" means the Company's fiscal year. Subject to the provisions of Section 5 below, either party may terminate your employment under this Agreement at any time.

          2.   Employment During the Term.  During the Term, you shall be
               --------------------------
employed as an Executive Vice President of the Company, and your duties and responsibilities to the Company shall be consistent in all respects with such position. In addition, pursuant to this Agreement, in the sole discretion of the Company and for no additional consideration, you agree to serve as an officer of any subsidiary or parent corporation of the Company. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business of the Company, other than de minimis amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. Your principal place of employment shall be the executive offices of the Company, although you understand and agree that you will be required to travel from time to time for business purposes.

          3.   Compensation During the Term.
               ----------------------------

          (a)  Salary.  As compensation to you for all services rendered to the
               ------
Company, the Company will pay you a base salary (the "Salary") at the rate of $225,000 per annum, which will be reviewed annually by the Chief Executive Officer of the Company and may be increased but not decreased by the Board of Directors of the Company (the "Board") or a duly appointed committee of the Board (the "Committee") on the basis of the recommendation of the Chief Executive Officer. Hereinafter any reference to the Board shall be interpreted to mean either the Board or, in the event that the Board has delegated its authority or responsibility in such context to the Committee, the Committee. Your Salary will be paid to you in accordance with the Company's regular payroll practices.

          (b)  Annual Bonus.  During the Term, you shall be eligible to
               ------------
participate in the Company's Executive Incentive Plan (the "EIP"). Under the EIP, for the first Fiscal Year ending during the Term, you will be eligible to earn an annual bonus (the "Annual Bonus") of up to 75% of your actual Salary earned during the applicable Fiscal Year (the "Maximum Bonus Amount"), based on targets set by the Board for your Annual Bonus for such Fiscal Year. The Maximum Bonus Amount will be reviewed annually by the Board and may be increased but not decreased pursuant to such review. The Maximum Bonus Amount for any partial Fiscal Year occurring during the Term shall be prorated. The Annual Bonus earned by you for any Fiscal Year will be paid to you within 120 days following the end of such Fiscal Year.

          (c)  Benefits.  During the Term, you shall be eligible to participate
               --------
in each pension, welfare and fringe benefit program made available generally to executives of the Company in accordance with the terms and provisions of each such program; provided, however, that the Company shall not be obligated to provide any supplemental retirement plan or any similar arrangement to you.

          (d)  Business Expenses.  The Company will reimburse you upon
               -----------------
presentation by you of appropriate documentation for business expenses reasonably incurred by you in connection with the performance of your duties under this Agreement.

          4.   Sale Bonus.  (a)  General Terms.  In the event of a Sale of the
               ----------        -------------
Company (as defined in Section 4(d) hereof) during your employment by the Company pursuant to this Agreement and within the twelve-month period after the Effective Date (the "Sale Bonus Period"), you shall receive a sales bonus (the "Sale Bonus") equal to the greater of (i) your then current Salary multiplied by two and (ii) an amount equal to one percent of the fair market value of the cash and property received by the equity holders of both preferred and common stock of SMG-II Holdings Corporation ("Holdings") and its wholly-owned subsidiaries (the "Sale Price") as a result of the Sale of the Company; provided, however, that in the event of your Involuntary Termination on or after September 1, 1999 and prior to a Sale of the Company, you shall receive the Sale Bonus in the event of a Sale of the Company in accordance with the terms of this Section 4 in the same manner as if your employment with the Company had continued. The determination of whether a Sale of the Company has occurred, the Sale Price and the Sale Bonus shall be made in good faith by the Board of Directors of Holdings immediately prior to the consummation of the Sale of the Company and, absent manifest error, shall be final and binding on you, the Company, Holdings and all other interested parties.

          (b)   Payment of Sales Bonus. (i)  Sale of the Company--No Post
                ----------------------       ----------------------------
Closing Adjustment.  In the event that either the Sale Bonus shall be calculated
------------------
according to Section 4(a)(i) above or, if the alternative calculation pursuant to Section 4(a)(ii) shall be applied, the transaction resulting in a Sale of the Company does not include any provisions either (A) for an earn-out with respect to which a part of the Sale Price will be paid to the selling equity holders (which holders may be at the level of the Company, PTK Holdings, Inc., Supermarkets General Holdings Corporation or Holdings, or any successor thereto) (the "Sellers") either in full or in part in one or more installments after the closing date of the Sale of the Company (the "Closing Date") or any similar deferral of the payment of the Sale Price or (B) that would potentially require the Sellers to reimburse any portion of the Sale Price to the purchaser or require the purchaser to pay to the Sellers any amount in addition to the Sale Price, as a result of a post-closing adjustment or any other reason, after the Closing Date (either (A) or (B), a "Post-Closing Adjustment"), the Company shall pay to you the Sale Bonus within five days following the Closing Date; provided, however, that in no event shall the Sale Bonus be payable to you until the Sellers shall have received the full amount of the Sale Price.

          (ii)  Sale of the Company--Post-Closing Adjustment.  In the event that
                --------------------------------------------
the Sale Bonus shall be calculated according to Section 4(a)(ii) and the Sale of the Company transaction includes provisions for any Post-Closing Adjustment, the Company shall pay the Sale Bonus according to the terms of this Section 4(b)(ii).

          (A) In the event that the Sale of the Company transaction includes a Post-Closing Adjustment described in Section 4(b)(i)(A) above, the Company shall pay you a portion of the Sale Bonus within five days after the Closing Date equal to one percent of the portion of the Sale Price paid to the Sellers on or about the Closing Date. Thereafter, as soon as practicable after any additional portion of the Sale Price is paid to the Sellers, the Company shall pay you a portion of the Sale Bonus equal to one percent of the additional portion of the Sale Price then paid to the Sellers.

          (B) In the event that the Sale of the Company transaction is a Post-Closing Adjustment described in Section 4(b)(i)(B) that would potentially require the Sellers to reimburse any portion of the Sale Price to the purchaser after the Closing Date, within five days after the Closing Date the Company shall pay you a portion of the Sale Bonus determined in good faith by the Board of Directors of Holdings immediately prior to the consummation of the Sale of the Company, less an amount that shall take into account the potential adjustment to the Sales Price (the "Withheld Amount"). As soon as practicable after the Sellers know with certainty the portion, if any, of the Sale Price that the Sellers must reimburse to the purchaser and the Sellers make such reimbursement, if any, the Company shall pay to you a prorated portion of the Withheld Amount corresponding to the portion of the maximum potential amount that Sellers may have been required to reimburse to the purchaser less the amount actually reimbursed.

          (C) In the event that the Sale of the Company transaction is a Post-Closing Adjustment described in Section 4(b)(i)(B) that would potentially require the purchaser to pay to the Sellers any amount in addition to the Sale Price after the Closing Date, within five days after the Closing Date, the Company shall pay you the Sale Bonus. Thereafter, as soon as practicable after the purchaser knows with certainty the additional amount that such purchaser must pay to the Sellers, if any, and the purchaser makes such payment to the Sellers, the Company shall pay to you an additional amount determined in good faith by the Board that shall take into account the additional payment made by the purchaser to the Sellers.

          (c) Single Sales Bonus.  The parties hereto acknowledge and agree that
              ------------------
you shall be entitled to receive only one Sale Bonus under this Agreement which shall become payable in connection with the first Sale of the Company occurring during the twelve-month period following the Effective Date and that in the event any additional Sale of the Company occurs during such twelve-month period or otherwise during the Term, you will not be entitled to any Sale Bonus as a consequence thereof.

          (d) Sale of the Company.  (i)  Events Constituting a Sale of the
              -------------------        ---------------------------------
Company.  "Sale of the Company" shall been deemed to have occurred at the time
-------
that the Company, Holdings or any subsidiary enters into a binding agreement the end result of which shall be any of the following events:

          (A) any transaction through which an Independent Third Party (as hereinafter defined) directly acquires, in exchange for cash, stock or property, fifty percent or more of the aggregate equity securities of Holdings for which the MLCP Investors and the Equitable Investors (as defined in the Amended and Restated Stockholders Agreement among Holdings and its Stockholders dated January 22, 1998) (together, the "Stockholders") are Beneficial Owners (as hereinafter defined) as of the Effective Date. For purposes of this Agreement, "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and

     "Independent Third Party" shall mean any entity other than any of the Stockholders or any entity controlled by or under common control with any of the Stockholders; and

          (B) any transaction through which an Independent Third Party that is engaged in any business that is classified within Section 42, Section 44, or Section 45 of the 1997 edition of the U.S. government publication North American Industry Classification System, directly acquires in exchange for cash, stock or property fifty percent or more of either (I) the aggregate equity securities of the Company, PTK Holdings, Inc. or Supermarkets General Holdings Corporation, or (II) the Company's assets.

          (ii)  Events Not Constituting a Sale of the Company.   A Sale of the
                ---------------------------------------------
Company shall not include any change of ownership resulting from either (A) a public offering of any of the securities of the Company, Holdings or any of their affiliates pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (B) except as provided in Sections 4(d)(i)(A) and 4(d)(i)(B), any private placement of any of the securities of the Company, Holdings or any of their affiliates.

          5.    Effect of Termination of Employment.  Definitions of terms first
                -----------------------------------
used and not otherwise defined in this Section 5 are set forth in Section 5(g).

          (a)   Involuntary Termination. (i) Subject to 5(f) below, in the event
                -----------------------
of your Involuntary Termination (as defined in Section 5(g) below) during the Term, the Company shall pay you (A) the full amount of the accrued but unpaid Salary you have earned through the Date of Termination (as defined in Section 5(d) below), plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination; (B) the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the Date of Termination; and (C) any unpaid reimbursement for business expenses you are entitled to receive under Section 3(d) above. If such Involuntary Termination occurs on or after September 1, 1999, you will continue to be eligible to receive the Sale Bonus in accordance with the terms of Section 4 hereof.

          (ii) In the event of your Involuntary Termination during the Term prior to a Sale of the Company, the Company shall pay you a severance amount equal to your annual rate of Salary, based on the annual rate then in effect immediately prior to such Involuntary Termination, multiplied by a fraction the numerator of which shall be the number of months remaining in the Term and the denominator of which shall be twelve (the "Severance Amount"); provided, however, that in no event shall the Severance Amount be greater than twice your annual rate of Salary. The Severance Amount shall be payable in installments during the period beginning on the Date of Termination and ending on the last day of the Term (the "Severance Period") in accordance with the Company's ordinary payroll practices.

          (iii) In the event of your Involuntary Termination during the Term and on or after a Sale of the Company, the Company shall pay you a severance amount equal to your Salary, as in effect on the Date of Termination, multiplied by two (the "Sale Severance Amount"). You shall receive the Sale Severance Amount in installments during the period beginning on the Date of Termination and ending on the second anniversary thereof (the "Sale Severance Period") in accordance with the Company's ordinary payroll practices.

          (iv) In the event of your Involuntary Termination during the Term, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the welfare benefit plans, including medical, dental, health, life and similar insurance plans applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. For purposes of this Agreement, "Benefit Continuation Period" shall mean, in connection with your Involuntary Termination, the period beginning on the Date of Termination and ending on the earliest to occur of (A) the end of the Severance Period or Sale Severance Period, as applicable, (B) the date you are eligible to be covered under the benefit plans of a subsequent employer and (C) the date of your breach of any provision of Section 6 hereof.

          (v) Except as otherwise provided in the provisions of any employee benefit plan in which you are a participant, in the event of your Involuntary Termination, as of the Date of Termination, you will relinquish the right to any additional payments or benefits from the Company under this Agreement or otherwise.

          (b)   Voluntary Resignation; Termination for Cause.  In the event your
                --------------------------------------------
employment ends at any time during the Term as a result of your resignation without Good Reason (as defined in Section 5(g) below) or a termination by the Company for Cause (as defined in Section 5(g) below), the Company shall pay you the full amount of the accrued but unpaid Salary you have earned through the Date of Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination and any unpaid reimbursement for business expenses you are entitled to receive under Section 3(d) above. You shall immediately relinquish the right to any other payments or benefits from the Company under this Agreement or otherwise, except with respect to any employee benefit plan that provides otherwise.

          (c)   Death or Disability. If your employment with the Company ends as
                -------------------
a result of your death or Disability (as defined in Section 5(g) below) during the Term, the Company shall pay you (or, in the event of your death, your Beneficiary (as hereinafter defined)) the full amount of the accrued but unpaid Salary you have earned through the Date of Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination and any unpaid reimbursement for business expenses you are entitled to receive under Section 3(d) above. In addition, the Company shall pay you the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the Date of Termination. Except as otherwise provided in this Section 5(c) or the provisions of any employee benefit plan in which you are a participant, as of the Date of Termination, you will relinquish the right to any additional payments or benefits from the Company under this Agreement or otherwise. For purposes of this Agreement, "Beneficiary" shall mean the person or persons designated by you in writing to receive any benefits payable to you hereunder in the event of your death or, if no such persons are so designated, your estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of your death.

          (d) Date and Notice of Termination.  Any termination of your
              ------------------------------
employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the "Date of Termination") shall be determined as follows:
(i) if your employment is terminated for Disability, thirty days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty-day period); (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you); (iii) if your employment is terminated by the Company for Cause, the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable period set forth in the definition of Cause during which you may effect a cure or meet with the Board if such period expires without such cure being effected by you and without a reversal on the part of the Board regarding its decision to terminate you for Cause; (iv) if the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable cure period set forth in the definition of Good Reason if such period expires without such cure being effected by the Company;
(v) in the event of your resignation of employment other than for Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, which shall be no earlier than thirty days after the date such notice is received by the Company; and (vi) the Date of Termination in the event of your death shall be the date of your death.

          (e)   No Mitigation or Reduced Severance Amount.  The parties hereto
                -----------------------------------------
acknowledge and agree that, in the event of your Involuntary Termination, you will not be required to mitigate your damages by affirmatively seeking other employment or to accept a reduced Severance Amount or Sale Severance Amount, as the case may be, in the event that you obtain other employment after such termination.

          (f)   Breach of Protective Covenants. If, following the Effective
                ------------------------------
Date, you breach any of the provisions of Section 6 below, you shall not be eligible, as of the date of such breach, for any Severance Amount or Sale Severance Amount, as the case may be, and all obligations of the Company to pay any Severance Amount or Sale Severance Amount hereunder shall thereupon cease.

          (g)   Definitions.  For purposes of this Agreement, the following
                -----------
defined terms shall apply:

          (i) "Cause" shall mean the termination of your employment with the Company because of (A) your willful and repeated failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of your employment with the Company after notice from the Company of such failure and your inability or unwillingness to correct such failure within thirty days of such notice, (B) your conviction of a felony or your plea of no contest to a felony, (C) perpetration by you of a material dishonest act or fraud against the Company or any parent or subsidiary thereof or (D) any material breach by you of this Agreement, including, but not limited to, any breach of the covenants set forth in Section 6 hereof.

          (ii) "Disability" shall mean your absence from continuous full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness.

          (iii) "Good Reason" shall mean your resignation because of (A) the failure of the Company to pay any material amount of compensation to you when due, (B) any other material breach by the Company of the Agreement, (C) receipt of notice by you pursuant to Section 1 hereof of the Company's decision not to extend the Term or (D) notice by the Company to you of the relocation of your principal place of business to a location more than fifty miles from Carteret, New Jersey unless you consent to such relocation. In order to constitute Good Reason, you must provide written notification of your intention to resign within sixty days after you know or have reason to know of the occurrence of any such event. After you provide such written notice to the Company, the Company shall have thirty days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company (which cure shall be retroactive with respect to any monetary matter), such event shall no longer constitute Good Reason.

          (iv) "Involuntary Termination" shall mean either (A) your termination of employment by the Company other than for Cause or Disability or (B) your resignation of employment with the Company for Good Reason.

          6.   Protective Covenants.
               --------------------

          (a)  No Competing Employment.  During the period beginning on the
               -----------------------
Effective Date and ending on the later of (i) the last day of the Term, (ii) the last day of the Severance Period or (iii) the last day of the Sale Severance Period (the "Restricted Period"), you shall not, without the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, joint venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 1% of the number of shares outstanding of any securities which are publicly traded), compete with the retail supermarket or drugstore business, or any other business contributing at least 15% of the consolidated revenues, of the Company or any parent or subsidiary of the Company (such businesses are individually and as a group hereinafter referred to as the "Business"), provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business, except for the aforementioned 1% ownership of publicly traded securities. The restrictions imposed by this Section 6(a) shall not apply to any state within the United States in which the Company, its parent or its subsidiaries are not engaged in the Business and do not have an articulated plan to engage in the Business in the future as of the Date of Termination. You understand and agree that the rights and obligations set forth in this Section 6(a) may extend beyond the Term.

          (b)  No Solicitation of Employees and Certain Other Persons.  During
               ------------------------------------------------------
the Restricted Period, you shall not, without the prior written consent of the Board, directly or indirectly (i) solicit in competition with the Business any person, group or class of persons who at any time either during the Term or during the Restricted Period have any business relationship with the Business, the loss, diminution or moderation of which would likely be detrimental to the Business; (ii) solicit or recruit, directly or indirectly, any employee or independent contractor of the Company for the purpose of being employed by you, directly or indirectly, or by any competitor of the Company on behalf of which you are acting as an agent, representative or employee; (iii) solicit, influence, or attempt to influence, for a purpose or in a manner that would likely be materially detrimental to the Business, any provider of services or products to the Business with respect to its relationship with the Business, including, without limitation, any person or entity which has been a provider of services or products to the Business during the Executive's employment with the Company, or take any action detrimental to the existing or prospective relationships between the Business and any provider of services; or (iv) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 6(b) if such activity were carried out by you, and, in particular, you agree that you will not, directly or indirectly, induce any employee of the Business to carry out any such activity. You understand and agree that the rights and obligations set forth in this Section 6(b) may extend beyond the Term.

          (c)  Confidentiality.  You recognize that the services you perform for
               ---------------
the Company are special, unique and extraordinary in that you may acquire confidential information and trade secrets concerning the operations of the Company, its parent and its subsidiaries, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that you may learn by reason of your association with the Company. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company or any of its parent's or subsidiaries' business plans, prospects and opportunities, the identity of any suppliers, proprietary information regarding customers, operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. You understand and agree that the rights and obligations set forth in this Section 6(c) are perpetual and, in any case, shall extend beyond the Restricted Period or the Sale Severance Period, as applicable.

          (d)  Injunctive Relief. Without limiting the remedies available to the
               -----------------
Company, you acknowledge that a breach of any of the covenants contained in this
Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

          7.   Successors; Binding Agreement.
               -----------------------------

          (a)  Assumption by Successor.  The Company will require any successor
               -----------------------
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

          (b)  Enforceability; Beneficiaries.  This Agreement shall be binding
               -----------------------------
upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

          8.   Notice.  For the purpose of this Agreement, notices and all other
               ------
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telecopier: (732) 499-3460, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          9.   Miscellaneous.
               -------------

          (a)  No Rights to Continued Employment. Neither this Agreement nor any
               ---------------------------------
of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of
Section 5 above, for any reason, with or without Cause.

          (b)  Amendments, Waivers, Superceding Agreement.  No provision of this
               ------------------------------------------
Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

          (c)  Validity; Severability. The invalidity or unenforceability of any
               ----------------------
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If the final determination of a court of competent jurisdiction or arbitrator declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          (d) Counterparts.  This Agreement may be executed in counterparts,
              ------------
each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (e) Withholding.  Amounts paid to you hereunder shall be subject to
              -----------
all applicable federal, state and local wage withholdings.

          (f) Headings.  The headings contained in this Agreement are intended
              --------
solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (g) Governing Law.  The validity, interpretation, construction and
              -------------
performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

                                             PATHMARK STORES, INC.


                                             By /s/ James L. Donald
                                               ---------------------------------
                                               Name:  James L. Donald
                                               Title: President and Chief
                                                       Executive Officer

Agreed to as of this 1st day of February, 1999.

/s/ John Sheehan
---------------------------
        John Sheehan